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                          PETRIE STORES CORPORATION

                           Certificate of Secretary

                    Peter A. Left, the Secretary of Petrie Stores Corporation (the "Company"), certifies that annexed hereto is a true and complete copy of a resolution approved and adopted by the Board of Directors of the Company at a special meeting held on July 16, 1993, which resolution is in full force and effect as of the date hereof.

          Dated:  July 30, 1993


                                         Peter A. Left
                                         Secretary


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                          Petrie Stores Corporation
                             Amendments to Bylaws

                    RESOLVED, that the sections of the Bylaws set forth below are amended as follows:

                    Section 4.1 shall be amended to read in its entirety as follows:

                    4.1  Number.  The executive officers of the
          Corporation shall be the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, President, one or more Vice Presidents, a Secretary and a Treasurer. The executive officers may also include a chief operating officer and a chief financial officer. Any two or more offices may be held by the same person, except the offices of Chief Executive Officer and Secretary.

                    Section 4.7 shall be amended to read in its entirety as follows:

                    4.7  Chief Executive Officer, President and
          Chief Operating Officer. Subject to the control of the Board, the Chief Executive Officer shall have general supervision over the business of the Corporation and shall have such other powers and duties as the Board assigns to him. Subject to the control of the Board, the President shall have such powers and duties as the Board or the Chief Executive Officer assigns to him. If the President shall not also be the Chief Executive Officer, subject to the control of the Board, the President shall have general supervision over the daily operations and administration of the Company and shall have such other powers and duties as the Board assigns to him. If the President shall also be the Chief Executive Officer, subject to the control of the Board, the Chief Operating Officer shall have general supervision over the daily operations and administration of the Company and shall have such other powers and duties as the Board assigns to him. If the President shall not also be the Chief Executive Officer, the Chief Operating Officer shall have such powers and duties as the Board, the President or the Chief Executive Officer assigns to him.